Exhibit 10.3

FISCAL 20__ EXECUTIVE SHORT-TERM INCENTIVE PLAN

Date:	mm/dd/yyyy

To:	<Name>

From:	<Name>

As a participant in the Executive Performance Program (EPP), the executive short-term incentive plan (STIP) component of the program is intended to encourage performance that achieves the very best in segment and enterprise level results. As with all components of the EPP, decisions related to your compensation are recommended by me, and subject to the review and approval of the Compensation Committee of the Board of Directors.

For Fiscal 20xx, your Target Incentive is equal to     %

The performance metrics and established performance ranges for your role are summarized in the table below.

Fiscal 20__ Performance Metrics.

Fiscal 20xx Performance Metrics

Plan Payout Ranges	Weighting	< Threshold	Threshold	Target	Maximum

Payout Level

At the end of the year, I will access your performance versus plan and where you stand with regards to driving the right long-term initiatives as established in your Fiscal 20__ goals.

Based on my assessment, I will submit an incentive recommendation to the Compensation Committee taking all factors into account. While the Committee considers and is guided by your performance on the established metrics above, it is not bound by these results and does exercise its discretion to pay different amounts.

This Executive Short-Term Incentive Plan is subject to the attached Terms and Conditions.